UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008 (February 20, 2008)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 20, 2008, the Compensation Committee of the Board of Directors of Nationwide Financial Services, Inc. (NFS) took the actions outlined below with respect to compensation for our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in NFS’ proxy statement dated March 30, 2007. Amounts disclosed as salary and bonus payments for Messrs. Jurgensen and Rosholt represent the portion of their compensation allocated to NFS under the Amended and Restated Cost Sharing Agreement (Cost Sharing Agreement) among Nationwide Mutual Insurance Company (NMIC), the ultimate parent company of NFS, and its subsidiaries and affiliates.

W.G. Jurgensen, Chief Executive Officer

•	Base salary for 2008: $215,775

•	Senior Executive Incentive Plan (SEIP) bonus paid for 2007: $662,820

•	Bonus opportunity for 2008: target of 150% of total base salary

Timothy G. Frommeyer, Senior Vice President—Chief Financial Officer

•	Base salary for 2008: $315,000

•	SEIP bonus paid for 2007: $288,542

•	Bonus opportunity for 2008: target of 65% of base salary

Mark R. Thresher, President and Chief Operating Officer

•	Base salary for 2008: $650,000

•	SEIP bonus paid for 2007: $920,640

•	Bonus opportunity for 2008: target of 105% of base salary

Robert A. Rosholt, Executive Vice President—Finance, Investments and Strategy

•

Base salary for 2008: $164,400. Mr. Rosholt’s annual base salary remained the same as it was in 2007, as he has announced his intention to retire from the company in the first half of 2008. However, the amount allocated to NFS in 2008 under the Cost Sharing Agreement increased from the annual base salary reported in 2007.

•	SEIP bonus paid for 2007: $401,427

•	No bonus opportunity for 2008 was set for Mr. Rosholt due to his planned retirement.

John L. Carter, Senior Vice President—Non-Affiliated Sales

•	Base salary for 2008: $330,000

•	SEIP bonus paid for 2007: $363,668

•	Bonus opportunity for 2008: target of 100% of base salary

Bonus Paid for 2007

In 2007, we used annual incentive plans to provide a substantial portion of our executive officers’ total compensation in the form of at-risk pay, which promoted our pay-for-performance philosophy for the executive officers named in the proxy statement. These plans provide participants direct financial rewards in the form of annual incentives that participants earn subject to the achievement of key financial and strategic objectives. Plan metrics vary based on each executive officer’s role. We use the Senior Executive Incentive Plan (SEIP) to establish a maximum award level that would qualify for performance-based compensation deductibility under Section 162(m) of the Internal Revenue Code.

Each year, the compensation committee of our board of directors sets specific company performance measures, goals for threshold, plan and outstanding results and weightings for each measurement area under each broad-based corporate plan. The compensation committee approves a target incentive award opportunity as a percentage of base salary for each participant, and approves all payments made under these plans and any other plans used to compensate the executive officers named above. Award opportunities are based on the executive officer’s responsibilities, value to the company and the target incentive opportunities for executive officers in similar positions at companies reported in competitive market data. For 2007, individual targets for the executive officers named above under the SEIP ranged from 65% to 150% of base salary. Actual awards can vary based on the company’s achieving, exceeding or failing to meet the pre-established performance goals. Actual payouts under the SEIP may range from zero to 2.5 times the individual’s target incentive award opportunity.

The 2007 objectives under the SEIP focused on three measures: net operating earnings per common diluted share, weighted 40%, operating revenue growth, weighted 40%, and net operating return on GAAP equity, weighted 20%. The results of these financial objectives resulted in a performance-based funding level of 234% of the target amount for the performance based incentive pool. The compensation committee then assessed each executive officer’s overall performance, overall company financial performance, financial measures for NMIC for Messrs. Jurgensen and Rosholt, and individual objectives. In determining Messrs. Jurgensen’s and Rosholt’s payments for 2007, the compensation committee also considered the provisions of the Cost-Sharing Agreement, and used discretion, as permitted under the SEIP, to determine the payment allocated to and paid by NFS.

Bonus Opportunity for 2008

The bonus opportunities for 2008 under the SEIP will be dependent on net operating earnings per common diluted share, weighted 40%, operating revenue growth, weighted 40%, and net operating return on GAAP equity, weighted 20%. The compensation committee may consider the same discretionary factors as described above for when determining the amounts to be paid for 2008.

The amounts reported above as base salary for 2008 and the bonus opportunity for 2008 for Mr. Jurgensen, and the bonus paid for 2007 Messrs. Jurgensen and Rosholt represent the portion of compensation received by or to be paid to Messrs. Jurgensen and Rosholt for services rendered to NFS and its subsidiaries and as allocated pursuant to the Cost Sharing Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: February 26, 2008	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer